2021

SUPPLEMENTAL FINANCIAL DATA

Q2

PA|C
PREFERRED APARTMENT COMMUNITIES

Preferred Apartment Communities, Inc. Reports Results for Second Quarter 2021

Total Revenues
$118.7 million for Q2 2021; $234.4 million for the six months ended June 30, 2021
______________
Net Loss Per Share
$(0.64) per share for Q2 2021; $(1.38) per share for the six months ended June 30, 2021
______________
Core FFO per Share*
$0.33 per share for Q2 2021; $0.58 per share for the six months ended June 30, 2021
______________
AFFO Per Share*
$0.17 per share for Q2 2021; $0.34 per share for the six months ended June 30, 2021
______________
Multifamily Same Store Results*
Rental and other property revenues increased 5.5% and
same-store net operating income increased 6.4% for Q2 year over year
______________
Sale of Five Office Assets Closed July 29, 2021
Total consideration of $645.5 million
Partial proceeds used to call approximately $221.6 million of Series A Preferred Stock
______________
Guidance Raised
Core FFO range raised to $0.90 - $1.00 for full year 2021

*Core FFO and AFFO results are per weighted-average share and Class A OP Unit outstanding. Core FFO, AFFO and same-store net operating income are non-GAAP measures that are defined beginning on page S-19.

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Atlanta, GA, August 9, 2021
    Preferred Apartment Communities, Inc. (NYSE: APTS) ("we," "our," the "Company," "Preferred Apartment Communities" or "PAC") today reported results for the quarter ended June 30, 2021. Unless otherwise indicated, all per share results are reported based on the basic weighted average shares of Common Stock and Class A Units ("Class A Units") of the Preferred Apartment Communities Operating Partnership (our "Operating Partnership") outstanding. See Definitions of Non-GAAP Measures on page S-19.

“During the second quarter, our high quality Sunbelt multifamily portfolio continued to produce strong results, with top-line same store revenue growth of 5.5% and same store NOI growth of 6.4%. The rent growth we saw in the second quarter has continued into July as our new leases are up 21.3% and our renewals have increased 7.5%. In-migration and employment trends in our markets remain robust, driving strong demand for our well-located multifamily and grocery-anchored retail assets. With our portfolio producing at a high level we have continued to execute against our strategic plan to simplify our business and enhance the flexibility of our capital structure. To that end, on July 29th, we completed the disposition of five office assets and our sole office real estate investment loan to Highwoods Properties, with one additional smaller office portfolio now under contract to Northwoods Investors. At the same time, we announced the call of approximately $221 million of our Preferred Series A stock, which represented the entire amount available to call at the time. As we look ahead, we have a robust pipeline of potential investments, providing a strong foundation for organic and external growth and value creation into 2022 and beyond,” stated Joel Murphy, Preferred Apartment Communities Chairman and Chief Executive Officer.

Conference Call and Supplemental Data

    We will hold our quarterly conference call on Tuesday, August 10, 2021 at 11:00 a.m. Eastern Time to discuss our second quarter 2021 results. To participate in the conference call, please dial in to the following:

Live Conference Call Details
Dial-in Number: 1-877-883-0383
International Dial-in Number: 1-412-902-6506
Company: Preferred Apartment Communities, Inc.
Date: Tuesday, August 10, 2021
Time: 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time)
Passcode: 5239504

    The live broadcast of PAC's second quarter 2021 conference call will be available online on a listen-only basis at the company's website, www.pacapts.com, under "Investors" and then click on the "News and Events" heading.

A replay of the call will be archived on PAC's' website under Investors/News and Events/Events.

For Further Information

Paul Cullen
Executive Vice President-Investor Relations
Chief Marketing Officer
investorrelations@pacapts.com
770-818-4144

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Operating Results

    Our operating results are presented below.

	Three months ended June 30,		% change	Six months ended June 30,		% change
	2021	2020		2021	2020

Revenues (in thousands)	$118,706	$122,980	(3.5)%	$234,406	$253,862	(7.7)%

Per share data:
Net income (loss) (1)	$(0.64)	$(1.06)	—	$(1.38)	$(5.47)	—
FFO (2)	$0.23	$(0.01)	—	$0.39	$(3.39)	—
Core FFO (2)	$0.33	$0.22	50.0%	$0.58	$0.50	16.0%
AFFO (2)	$0.17	$0.05	240.0%	$0.34	$0.52	(34.6)%
Dividends (3)	$0.175	$0.175	—	$0.35	$0.4375	(20.0)%

(1) Per weighted average share of Common Stock outstanding for the periods indicated.
(2) FFO, Core FFO and AFFO results are presented per basic weighted average share of Common Stock and Class A Unit in our Operating Partnership outstanding for the periods indicated. See Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders beginning on page S-3 and Definitions of Non-GAAP Measures beginning on page S-19.
(3) Per share of Common Stock and Class A Unit outstanding.

Financial

•Our total revenues for the quarter ended June 30, 2021 decreased approximately $4.3 million, or 3.5%, to $118.7 million from the quarter ended June 30, 2020, due to the absence of revenues from the eight student housing properties that we sold on November 3, 2020. The student housing properties contributed approximately $12.0 million, or 9.8% of our total revenues for the quarter ended June 30, 2020. Excluding the student housing properties' contributions to the second quarter 2020, our total revenues would have increased $7.7 million, or 7.0%.

•Our net loss per share was $(0.64) and $(1.06) for the three-month periods ended June 30, 2021 and 2020, respectively. Funds From Operations, or FFO, was $0.23 and $(0.01) per weighted average share of Common Stock and Class A Unit outstanding for the three months ended June 30, 2021 and 2020, respectively. The increase in FFO per share was driven by:

*the absence of the loss on extinguishment of debt that was incurred in second quarter 2020 of $0.13 per share;
*lower preferred stock dividends of $0.10 per share;
*purchase option termination revenue from the repayment of our Vintage Destin loan of $0.05 per share;
*lower interest expense of $0.05 per share;
*improved property results and increases from acquired properties of $0.03 per share;
*lower FFO resulting from the sale of our student housing properties in the fourth quarter 2020 of ($0.08) per share; and
*lower current interest from our real estate loan investment portfolio of ($0.02).

•Our Core FFO per share (A) increased to $0.33 for the second quarter 2021 from $0.22 for the second quarter 2020, due to:
*lower preferred stock dividends of $0.10 per share;
*purchase option termination revenue from the repayment of our Vintage Destin loan of $0.05 per share;
*lower interest expense of $0.05 per share;
*improved property results and increases from acquired properties of $0.03 per share;
*lower Core FFO resulting from the sale of our student housing properties in the fourth quarter 2020 of ($0.08) per share; and
*lower current interest from our real estate loan investment portfolio of ($0.02).

•Our AFFO per share increased to $0.17 for the second quarter 2021 from $0.05 for the second quarter 2020 due to:

*lower preferred stock dividends of $0.10 per share;
*cash received from purchase option terminations of $0.06 per share;
*lower interest expense of $0.05 per share;
*improved property results and increases from acquired properties of $0.03 per share;
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*accrued interest received of $0.03 per share;
*lower AFFO resulting from the sale of our student housing properties in the fourth quarter 2020 of ($0.08) per share;
*cash paid for closing costs for our renewed revolving line of credit of ($0.04) per share;
*lower current interest from our real estate loan investment portfolio of ($0.02); and
*higher recurring capital expenditures of ($0.01) per share.

•Our Core FFO payout ratio to Common Stockholders and Unitholders was approximately 55.3% and our Core FFO payout ratio to our preferred stockholders was approximately 66.8% for the second quarter 2021. (B)

•Our AFFO payout ratio to Common Stockholders and Unitholders was approximately 110.3% and our AFFO payout ratio to our preferred stockholders was approximately 80.0% for the second quarter 2021.

•As of June 30, 2021, our total assets were approximately $4.3 billion, a decrease from our total assets of approximately $4.8 billion at June 30, 2020, that primarily resulted from the sale of our student housing portfolio during the fourth quarter 2020 for approximately $478.7 million.

(A) Our Core FFO result for the three-month period ended June 30, 2020 has been amended to reflect the movement of the adjustment for expense for current expected credit losses from an adjustment for Core FFO to an adjustment for AFFO.

(B) We calculate the Core FFO and AFFO payout ratios to Common Stockholders as the ratio of Common Stock dividends and distributions to Core FFO and AFFO. We calculate the Core FFO and AFFO payout ratios to preferred stockholders as the ratio of Preferred Stock dividends to the sum of Preferred Stock dividends and Core FFO and AFFO. Since our operations resulted in a net loss from continuing operations for the periods presented, a payout ratio based on net loss is not calculable. See Definitions of Non-GAAP Measures on page S-19.

Operational

•Our multifamily communities' same-store rental and other property revenues increased 5.5% for the quarter ended June 30, 2021 versus 2020. Our multifamily communities' same-store net operating income increased 6.4% for the quarter ended June 30, 2021 versus 2020. Our same-store multifamily communities include all our multifamily communities except Artisan at Viera, The Menlo, The Blake, Parkside at the Beach, Horizon at Wiregrass and The Ellison, all of which were acquired in the last 23 months.

•Our rental rates for our multifamily same-store properties for new and renewal leases increased 11.6% and 5.3% respectively for second quarter 2021 as compared to the expiring leases, excluding shorter-term leases.

•Our rental rates for our multifamily same-store properties for new and renewal leases increased 21.3% and 7.5% respectively for July 2021 as compared to the expiring leases, excluding shorter-term leases.
•As of June 30, 2021, the average age of our multifamily communities was approximately 6.6 years, which is the youngest in the public multifamily REIT industry.

•As of June 30, 2021, all of our owned multifamily communities had achieved stabilization except for one second quarter 2021 acquisition. We define stabilization as reaching 93% for all three consecutive months within a single quarter.

•The average physical occupancy of our same-store multifamily communities increased to 96.9% for the three-month period ended June 30, 2021 from 94.7% for the three-month period ended June 30, 2020 and 95.8% for the three-month period ended March 31, 2021.

•Our average recurring rental revenue collections before and after any effect of rent deferrals for the second quarter 2021 were approximately 99.3% and 99.3% for multifamily communities, 98.9% and 98.9% for grocery-anchored retail properties and 99.7% and 99.9% for office properties, respectively. Rent deferments provided to our residents and tenants are limited and are primarily related to a change of timing of rent payments with no significant changes to total payments or term.

•We granted an additional $78,000 of deferred retail rent during the second quarter 2021, raising the total deferred retail rent granted to approximately $2.0 million, or approximately 1.7% of recurring retail rental revenue cumulatively over the last five quarters. Including this deferred rent, our average recurring retail rental revenue collections were 98.9%, 98.7%, 98.7% and 97.9% for second quarter 2021, first quarter 2021, fourth quarter 2020 and third quarter 2020, respectively. As of June 30, 2021, $1.2 million of the $2.0 million of deferred retail rent was in repayment, of which 93.7% has been collected. In addition
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to the deferrals, we granted an additional $200,000 of COVID-related abatements to retail tenants, raising the total abatement granted to $876,000, or approximately 0.7% of our retail portfolio's recurring rental revenues cumulatively over the last five quarters. These rental abatements were generally accompanied by an increase in the tenant’s lease term or the lease terms were amended to be more favorable to us. We reduced our reserve by $216,000, or 0.8% of total retail revenue in the second quarter 2021, or 0.1% of our consolidated rental and other property revenues. Our retail portfolio's total rent reserves over the last five quarters were approximately $2.1 million, or approximately 1.8% of our retail portfolio's recurring rental revenues cumulatively over the same period.

Financing and Capital Markets

•As of June 30, 2021, approximately 95.7% of our permanent property-level mortgage debt has fixed interest rates and approximately 0.8% has variable interest rates which are capped. We believe we are well protected against potential increases in market interest rates. Our overall weighted average interest rate for our mortgage debt portfolio was 3.47% for multifamily communities, 4.13% for office properties, 3.89% for grocery-anchored retail properties and 3.72% in the aggregate.

•At June 30, 2021, our leverage, as measured by the ratio of our debt to the undepreciated book value of our total assets, was approximately 56.4%.

•At June 30, 2021, we had $143.5 million available to be drawn on our revolving line of credit and approximately $37.1 million of cash on hand.

•During the second quarter 2021, we issued and sold an aggregate of 37,872 shares of preferred stock and redeemed or called an aggregate of 47,986 shares of preferred stock, resulting in a net reduction of 10,114 outstanding shares of preferred stock, for a net redemption cost of approximately $12.9 million. For the period of November 1, 2020 through August 3, 2021, we issued and sold an aggregate of 143,498 shares of preferred stock and redeemed or called an aggregate of 558,190 shares of preferred stock, resulting in a net reduction of 414,692 outstanding shares of preferred stock, for a net redemption cost of approximately $425.0 million.

•During the second quarter 2021, we issued and sold an aggregate of 1,442,214 shares of Common Stock under our 2019 ATM Offering, generating gross proceeds of approximately $15.1 million and, after deducting commissions and other costs, net proceeds of approximately $14.9 million.

Significant Transactions
•During the second quarter 2021, we closed on the acquisition of The Ellison, a 250-unit multifamily community located in suburban Atlanta, Georgia.

•During the second quarter 2021, we received the full principal amounts totaling approximately $23.5 million from the repayment of two real estate loan investments, plus a purchase option termination fee of approximately $3.0 million and $1.8 million of accrued interest from these loan payoffs. These transactions collectively returned approximately $28.3 million of capital to us during the second quarter for investment, preferred stock redemptions, or other corporate purposes.

•During the second quarter 2021, we originated two real estate loan investments with a combined commitment amount of $17.1 million, in support of the development of a 316-unit multifamily community in Savannah, Georgia.

Subsequent to Quarter End

•On July 29, 2021, we sold five office properties (Galleria 75, 150 Fayetteville, Capitol Towers, CapTrust and Morrocroft) and our 8West real estate loan investment in a single transaction, for a gross sales price of approximately $645.5 million. Based on estimated closing costs, the sale will result in a loss on sale of between $20.0 million and $21.0 million in the third quarter. We utilized a significant portion of the net proceeds to call approximately $221.6 million of our outstanding Series A Redeemable Preferred Stock on August 3, 2021.

•Between July 1, 2021 and July 31, 2021, we issued 532,917 shares of Common Stock under the 2019 ATM Offering, for aggregate gross proceeds of approximately $5.5 million at an average price of $10.30 per share.

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•On July 8, 2021, we completed the acquisition of Alleia at Presidio, a 231-unit multifamily community located in Ft. Worth, Texas.

•On July 19, 2021, we closed on the sale of Vineyards, a 369-unit multifamily community located in Houston, Texas.

•On July 22, 2021, we entered into an agreement to sell two office properties, Armour Yards and 251 Armour Yards (the “Armour Yards Portfolio”), to Northwood Investors.

•On August 6, 2021, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, payable on October 15, 2021 to stockholders of record on September 15, 2021.

•Between July 1, 2021 and July 31, 2021, we issued 29,552 shares of Series A1 Preferred Stock and collected net proceeds of approximately $26.6 million after commissions and fees and issued 2,743 shares of Series M1 Preferred Stock and collected net proceeds of approximately $2.7 million after commissions and fees. During the same period, we redeemed 9,735 shares of Series A Preferred Stock, 871 mShares, 70 shares of Series A1 Preferred Stock, and 52 shares of Series M1 Preferred Stock.

2021 Guidance

    Net income (loss) per share - We are continuing to add properties and real estate loan investments to our real estate portfolio and the specific timing of the closing of acquisitions is difficult to predict. Acquisition activity by its nature can cause material variation in our reported depreciation and amortization expense and interest income. Since net income (loss) per share is calculated net of depreciation and amortization expense, our net income (loss) results can fluctuate, possibly significantly, depending upon the timing of the closing of acquisitions. For this reason, we are unable to reasonably forecast this measure or provide a reconciliation of our projected FFO per share to this measure.
    Core FFO - We are revising our guidance to reflect the impact of the call of Series A Preferred Stock, the improving trends in our multifamily and retail portfolios, and the earlier payoffs of some of our real estate loan investment assets. With these variables factored in, we now expect Core FFO per share in the range of $0.90 to $1.00 for the full year 2021.

Underpinning this revised guidance are the following assumptions:

• Multifamily Same-Store NOI growth of 5.0% to 7.0% for the full year, an increase from our previous full year guidance of 2.0% to 3.0%;
• Multifamily acquisition volume of between $300 million and $400 million for the full year, unchanged; and
• New real estate loan investment originations of $50-$100 million for the full year, unchanged.

This guidance continues to include the impact of purchase option termination revenues and CECL reserve reversals as a result of real estate investment loans being repaid, which in combination with the accelerating growth in the multifamily portfolio, is helping to offset the dilution of the office portfolio sale in the short term. The increases in purchase option revenue represents a significant acceleration of payoffs and acquisitions of properties that were contemplated in 2022. This acceleration will have a material benefit to our results in 2021, to the detriment of the results in 2022. These one-time items will be very difficult to replace going forward, as we have fewer purchase option termination revenue opportunities in our current portfolio. We expect the dilution from the office transaction will be more impactful in 2022.

AFFO, Core FFO and FFO are calculated after deductions for all preferred stock dividends. Reconciliations of net income (loss) attributable to common stockholders to FFO, Core FFO and AFFO for the three-month and six-month periods ended June 30, 2021 and 2020 appear beginning on page S-3 of the attached report, as well as on our website using the following link:

    https://investors.pacapts.com/q2-2021-quarterly-supplemental-financial-data

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Real Estate Assets

    At June 30, 2021, our portfolio of owned real estate assets and potential additions from purchase options we held from our real estate loan investments consisted of:

	Owned as of June 30, 2021 (1)	Potential additions from real estate loan investment portfolio (2)	Potential total
Residential properties:
Properties	38	13	51
Units	11,393	3,566	14,959
Grocery-anchored shopping centers:
Properties	54	—	54
Gross leasable area (square feet)	6,208,278	—	6,208,278
Office buildings: (3)
Properties	9	1	10
Rentable square feet	3,169,000	195,000	3,364,000
Development properties	2	—	2
Rentable square feet	35,000	—	35,000

(1) One multifamily community, two grocery-anchored shopping centers and two office buildings are owned through consolidated joint ventures. One grocery-anchored shopping center is an investment in an unconsolidated joint venture.

(2) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(3) Five of our office properties and the real estate loan investment supporting the 8West office building were sold to Highwoods Realty Limited Partnership, an unrelated party, on July 29, 2021.

The following chart details quarterly cash collections of recurring rental revenues before and after the effect of rent deferrals across all our operating business lines as of August 5, 2021:

	Cash Collections of Recurring Rental Revenues (1)
	2020				2021
Unadjusted for rent deferrals:	First quarter	Second quarter	Third quarter	Fourth quarter	First quarter	Second quarter

Multifamily	99.9%	98.8%	99.0%	99.1%	99.1%	99.3%
Office	99.9%	98.1%	99.7%	99.7%	99.8%	99.7%
Grocery-anchored retail (2)	99.6%	91.9%	96.1%	97.8%	98.7%	98.9%

	Cash Collections of Recurring Rental Revenues (1)
	2020				2021
Adjusted for rent deferrals:	First quarter	Second quarter	Third quarter	Fourth quarter	First quarter	Second quarter

Multifamily	99.9%	99.4%	99.0%	99.1%	99.2%	99.3%
Office	99.9%	99.9%	100.0%	99.7%	99.9%	99.9%
Grocery-anchored retail (2)	99.6%	97.0%	97.9%	98.7%	98.7%	98.9%

(1) Percent of revenue billed includes recurring charges for base rent, operating expense escalations, pet, garage, parking and storage rent, as well as receivables from U.S. Government tenants, from which collection is reasonably assured.
(2) Includes an investment in an unconsolidated joint venture that is not prorated for our ownership percentage.

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The following chart details quarterly occupancy and percent leased rates across all our operating business lines:

	Occupancy and Percentages Leased
	2020				2021
Adjusted for rent deferrals:	First quarter	Second quarter	Third quarter	Fourth quarter	First quarter	Second quarter

Occupancy:
Multifamily (stabilized) (1)	95.5%	94.7%	95.6%	95.6%	95.8%	96.8%
Percent leased: (2)
Office	96.7%	96.2%	95.5%	94.7%	91.0%	90.9%
Grocery-anchored retail (3)	92.6%	92.7%	92.5%	91.0%	90.8%	91.1%

(1) For quarterly periods, calculated as the average of the number of occupied units on the 20th day of each of the trailing three months from the period end date.
(2) Percent of total area leased as of the period end date.
(3) Includes an investment in an unconsolidated joint venture that is not prorated for our ownership percentage.

Same-Store Financial Data

    The following charts present same-store operating results for the Company’s multifamily communities. We define our population of same-store multifamily communities as those that have achieved occupancy at or above 93% for all three consecutive months within a single quarter ("stabilized") before the beginning of the prior year and that have been owned for at least 15 full months as of the end of the first quarter of the current year, enabling comparisons of the current year quarterly and annual reporting periods to the prior year comparative periods. The Company excludes the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period.

For the periods presented, same-store operating results consist of the operating results of the multifamily communities listed on page S-13, comprising an aggregate 9,591 units, or 84.2% of our multifamily units.

Same-store net operating income is a non-GAAP measure that is most directly comparable to net income (loss), as shown in the reconciliation below. See Definitions of Non-GAAP Measures on page S-19.
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Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income ("NOI")

	Three months ended:
(in thousands)	6/30/2021	6/30/2020

Net income (loss)	$1,557	$(15,950)
Add:
Equity stock compensation	925	246
Depreciation and amortization	44,732	51,793
Interest expense	27,296	31,136
Corporate G&A and other	7,696	7,827
(Income) loss from unconsolidated joint venture	175	—
Management Internalization	240	458
Allowance for expected credit losses	(845)	482
Less:
Interest revenue on notes receivable	12,814	10,407
Interest revenue on related party notes receivable	410	604
Miscellaneous revenues	321	395
Loss on extinguishment of debt	—	(6,156)

Property net operating income	68,231	70,742
Less:
Non same-store property revenues	(61,448)	(70,156)
Add:
Non same-store property operating expenses	18,579	23,242

Same-store net operating income	$25,362	$23,828

Multifamily Communities' Same-Store NOI

	Three months ended:
(in thousands)	6/30/2021	6/30/2020	$ change	% change
Revenues:
Rental and other property revenues	$43,712	$41,418	$2,294	5.5%

Operating expenses:
Property operating and maintenance	7,587	6,996	591	8.4%
Payroll	3,356	3,342	14	0.4%
Real estate taxes and insurance	7,407	7,252	155	2.1%
Total operating expenses	18,350	17,590	760	4.3%

Same-store net operating income	$25,362	$23,828	$1,534	6.4%

Same-store average physical occupancy	96.9%	94.7%

Corporate level expenses related to the management and operations of the multifamily portfolio are allocated on a per unit basis to property NOI and are included in Multifamily Same-Store NOI.

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Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income ("NOI")

	Six months ended:
(in thousands)	6/30/2021	6/30/2020

Net income (loss)	$(1,152)	$(195,473)
Add:
Equity stock compensation	1,499	476
Depreciation and amortization	90,559	101,302
Interest expense	54,287	60,729
Management fees	—	3,099
Corporate G&A and other	15,235	13,775
(Income) loss from unconsolidated joint venture	369	—
Management Internalization	485	179,251
Allowance for expected credit losses	(323)	5,615
Waived asset management and general and administrative expense fees	—	(1,136)
Less:
Interest revenue on notes receivable	23,326	23,846
Interest revenue on related party notes receivable	815	3,141
Miscellaneous revenues	645	3,435
Gain on sale of real estate, net	798	—
Gain on land sale	—	479
Loss on extinguishment of debt	—	(6,156)

Property net operating income	135,375	142,893
Less:
Non same-store property revenues	(123,273)	(139,770)
Add:
Non same-store property operating expenses	37,807	45,519

Same-store net operating income	$49,909	$48,642

Multifamily Communities' Same-Store NOI

	Six months ended:
(in thousands)	6/30/2021	6/30/2020	$ change	% change
Revenues:
Rental and other property revenues	$86,346	$83,668	$2,678	3.2%

Operating expenses:
Property operating and maintenance	14,680	14,090	590	4.2%
Payroll	6,620	6,461	159	2.5%
Real estate taxes and insurance	15,137	14,475	662	4.6%
Total operating expenses	36,437	35,026	1,411	4.0%

Same-store net operating income	$49,909	$48,642	$1,267	2.6%

Corporate level expenses related to the management and operations of the multifamily portfolio are allocated on a per unit basis to property NOI and are included in Multifamily Same-Store NOI.

Dividends

Quarterly Dividends on Common Stock and Class A OP Units

    On May 6, 2021, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, which was paid on July 15, 2021 to stockholders of record on June 15, 2021. In conjunction with the Common Stock dividend, our operating partnership declared a distribution on its Class A Units of $0.175 per unit for the second quarter 2021, which was paid on July 15, 2021 to all Class A Unit holders of record on June 15, 2021.

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Monthly Dividends on Preferred Stock

    We declared monthly dividends of $5.00 per share on our Series A Preferred Stock, which totaled approximately $29.0 million for the second quarter 2021 and represents a 6% annual yield. We declared monthly dividends of $5.00 per share on our Series A1 Preferred Stock, which totaled approximately $3.1 million for the second quarter 2021 and also represents a 6% annual yield. We declared dividends totaling approximately $1.4 million on our Series M Preferred Stock, or mShares, for the second quarter 2021. The mShares have a dividend rate that escalates from 5.75% in year one of issuance to 7.50% in year eight and thereafter. We declared dividends totaling approximately $400,000 on our Series M1 Preferred Stock for the second quarter 2021. The Series M1 Preferred Stock has a dividend rate that escalates from 6.1% in year one of issuance to 7.1% in year ten and thereafter.

Forward-Looking Statements

    “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Estimates of future earnings, guidance, redemptions of Series A Preferred Stock, potential additions of properties from purchase options and rights of first offer from our real estate loan investments, goals and performance are, by definition, and certain other statements in this Earnings Release and Supplemental Financial Data Report may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions to be materially different from the results, guidance, goals, performance, achievements or transactions expressed or implied by the forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "may," "trend," "will," "expects," "plans," "estimates," "anticipates," "projects," "intends," "believes," "strategy," "goals," "objectives," "outlook" and similar expressions. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the COVID-19 pandemic, including any variants, and related federal, state and local government actions on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 or any variants thereof; and (c) those disclosed in PAC's filings with the SEC. Factors that impact such forward-looking statements include, among others, our business and investment strategy; legislative or regulatory actions; the state of the U.S. economy generally or in specific geographic areas; economic trends and economic recoveries; changes in operating costs, including real estate taxes, utilities and insurance costs; our ability to obtain and maintain debt or equity financing; financing and advance rates for our target assets; our leverage level; changes in the values of our assets; the occurrence of natural or man-made disasters; availability of attractive investment opportunities in our target markets; our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; availability of quality personnel; our understanding of our competition and market trends in our industry; and interest rates, real estate values, the debt securities markets and the general economy.

    Except as otherwise required by the federal securities laws, we assume no liability to update the information in this Earnings Release and Supplemental Financial Data Report.

    We refer you to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 that was filed with the SEC on March 1, 2021, which discuss various factors that could adversely affect our financial results. Such risk factors and information may be updated or supplemented by our Form 10-K, Form 10-Q and Form 8-K filings and other documents filed from time to time with the SEC.

COVID-19

Our percentages of rent collected remained stabilized at or near pre-pandemic levels during the second quarter 2021. While the impacts of COVID-19 are continuing, and particularly so the Delta variant, the effects on our operations have been manageable and we believe this condition will persist, barring a dramatic change in the trajectory of the pandemic. The Company is continuing to monitor the spread and impact of the Delta variant of COVID-19 as well as vaccination rates in its markets.

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 11

Additional Information

    The SEC has declared effective the registration statement filed by the Company for each of our public offerings. Before you invest, you should read the final prospectus, and any prospectus supplements forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, will arrange to send you a prospectus with respect to the Series A1/M1 Offering upon request by contacting John A. Isakson at (770) 818-4109, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Series A1/M1 Offering, dated October 22, 2019, can be accessed through the following link:

    https://www.sec.gov/Archives/edgar/data/1481832/000148183219000097/a424b5-2019seriesamshares.htm

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 12

Table of Contents

Consolidated Statements of Operations	S-2
Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-3
Notes to Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-5
Consolidated Balance Sheets	S-7
Consolidated Statements of Cash Flows	S-8
Real Estate Loan Investment Portfolio	S-10
Mortgage Indebtedness	S-12
Multifamily Communities	S-13
Capital Expenditures	S-14
Grocery-Anchored Shopping Center Portfolio	S-16
Office Building Portfolio	S-18
Definitions of Non-GAAP Measures	S-19

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 1

Preferred Apartment Communities, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
(In thousands, except per-share figures)	2021	2020
Revenues:
Rental and other property revenues	$105,161	$111,574
Interest income on loans and notes receivable	12,814	10,407
Interest income from related parties	410	604
Miscellaneous revenues	321	395

Total revenues	118,706	122,980

Operating expenses:
Property operating and maintenance	15,580	17,283
Property salary and benefits	4,914	5,720
Property management costs	927	1,042
Real estate taxes and insurance	15,509	16,787
General and administrative	7,696	7,827
Equity compensation to directors and executives	925	246
Depreciation and amortization	44,732	51,793
Allowance for expected credit losses	(845)	482
Management Internalization expense	240	458

Total operating expenses	89,678	101,638

Operating income before loss from unconsolidated joint venture	29,028	21,342
Loss from unconsolidated joint venture	(175)	—
Operating income	28,853	21,342
Interest expense	27,296	31,136
Loss on extinguishment of debt	—	(6,156)

Net income (loss)	1,557	(15,950)
Net (income) loss attributable to non-controlling interests	(3)	266

Net income (loss) attributable to the Company	1,554	(15,684)

Dividends declared to preferred stockholders	(33,983)	(35,624)
Earnings attributable to unvested restricted stock	(138)	(11)

Net loss attributable to common stockholders	$(32,567)	$(51,319)

Net loss per share of Common Stock available to
common stockholders, basic and diluted	$(0.64)	$(1.06)

Weighted average number of shares of Common Stock outstanding,
basic and diluted	50,518	48,220

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 2

Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders (A)
		Three months ended June 30,
(In thousands, except per-share figures)		2021	2020

Net loss attributable to common stockholders (See note 1)		$(32,567)	$(51,319)

Add:	Depreciation of real estate assets	35,977	40,996
	Amortization of acquired intangible assets and deferred leasing costs	8,486	9,973
	Net loss attributable to Class A Unitholders (See note 2)	16	(249)
FFO attributable to common stockholders and unitholders		11,912	(599)

	Acquisition and pursuit costs	1	132
	Loan cost amortization on acquisition term notes and loan coordination fees (See note 3)	482	528
	Payment of costs related to property refinancing	118	6,863
	Internalization costs (See note 4)	240	458
	Deemed dividends for redemptions of and non-cash dividends on preferred stock	4,110	2,772
	Expenses related to the COVID-19 global pandemic (See note 5)	27	419
Core FFO attributable to common stockholders and unitholders (A)		16,890	10,573

Add:	Non-cash equity compensation to directors and executives	925	246
	Amortization of loan closing costs (See note 7)	1,245	1,177
	Depreciation/amortization of non-real estate assets	447	616
	Net loan origination fees received (See note 8)	386	200
	Deferred interest income received (See note 9)	1,569	—
	Amortization of lease inducements (See note 10)	452	447
Less:	Amortization of purchase option termination revenues in excess of cash received (See note 11)	(227)	(435)
	Non-cash loan interest income (See note 9)	(2,909)	(3,109)
	Non-cash (income) expense for current expected credit losses (See note 6)	(1,256)	(122)
	Cash paid for loan closing costs	(1,881)	—
	Amortization of acquired real estate intangible liabilities and SLR (See note 12)	(3,248)	(4,144)
	Amortization of deferred revenues (See note 13)	(941)	(941)
	Normally recurring capital expenditures (See note 14)	(2,977)	(2,124)

AFFO attributable to common stockholders and Unitholders		$8,475	$2,384

Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	$9,259	$8,624
	Distributions to Unitholders (See note 2)	87	130
	Total	$9,346	$8,754

Common Stock dividends and Unitholder distributions per share		$0.175	$0.175

FFO per weighted average basic share of Common Stock and Unit outstanding		$0.23	$(0.01)
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.33	$0.22
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.17	$0.05

Weighted average shares of Common Stock and Units outstanding:
	Basic:
	Common Stock	50,518	48,220
	Class A Units	535	759
	Common Stock and Class A Units	51,053	48,979

	Diluted Common Stock and Class A Units (See note 15)	51,579	48,980

Actual shares of Common Stock outstanding, including 704 and 548 unvested shares
of restricted Common Stock at June 30, 2021 and 2020, respectively.		52,432	49,831
Actual Class A Units outstanding at June 30, 2021 and 2020, respectively.		497	742
	Total	52,929	50,573

(A) Our Core FFO result for the three-month period ended June 30, 2020 has been amended to reflect the movement of the adjustment for expense for current expected credit losses from an adjustment for Core FFO to an adjustment for AFFO.
See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-5.

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 3

Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders (A)
		Six months ended June 30,
(In thousands, except per-share figures)		2021	2020

Net loss attributable to common stockholders (See note 1)		$(69,176)	$(260,771)

Add:	Depreciation of real estate assets	72,809	80,771
	Amortization of acquired intangible assets and deferred leasing costs	17,196	18,955
	Gain on sale of real estate	(798)	—
	Net loss attributable to Class A Unitholders (See note 2)	(17)	(3,343)
FFO attributable to common stockholders and unitholders		20,014	(164,388)
	Acquisition and pursuit costs	5	378
	Loan cost amortization on acquisition term notes and loan coordination fees (See note 3)	906	1,206
	Payment of costs related to property refinancing	118	6,863
	Internalization costs (See note 4)	485	179,251
	Deemed dividends for redemptions of and non-cash dividends on preferred stock	7,937	3,316
	Expenses related to the COVID-19 global pandemic (See note 5)	81	448
	Earnest money forfeited by prospective asset purchaser	—	(2,750)
Core FFO attributable to common stockholders and unitholders (A)		29,546	24,324

Add:	Non-cash equity compensation to directors and executives	1,499	476
	Amortization of loan closing costs (See note 7)	2,457	2,343
	Depreciation/amortization of non-real estate assets	891	1,172
	Net loan origination fees received (See note 8)	1,203	467
	Deferred interest income received (See note 9)	4,486	8,277
	Amortization of lease inducements (See note 10)	900	886
	Earnest money forfeited by prospective asset purchaser	—	2,750
	Cash received in excess of amortization of purchase option termination revenues (See note 11)	23	325
Less:	Non-cash loan interest income (See note 9)	(5,783)	(6,128)
	Non-cash (income) expense for current expected credit losses (See note 6)	(1,139)	4,408
	Cash paid for loan closing costs	(1,891)	—
	Amortization of acquired real estate intangible liabilities and SLR (See note 12)	(6,563)	(8,797)
	Amortization of deferred revenues (See note 13)	(1,881)	(1,881)
	Normally recurring capital expenditures (See note 14)	(6,330)	(3,542)

AFFO attributable to common stockholders and Unitholders		$17,418	$25,080
Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	$18,250	$21,115
	Distributions to Unitholders (See note 2)	183	333
	Total	$18,433	$21,448

Common Stock dividends and Unitholder distributions per share		$0.35	$0.4375

FFO per weighted average basic share of Common Stock and Unit outstanding		$0.39	$(3.39)
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.58	$0.50
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.34	$0.52
Weighted average shares of Common Stock and Units outstanding:
	Basic:
	Common Stock	50,277	47,674
	Class A Units	572	793
	Common Stock and Class A Units	50,849	48,467

	Diluted Common Stock and Class A Units (See note 15)	51,271	48,474

Actual shares of Common Stock outstanding, including 704 and 548 unvested shares
of restricted Common Stock at June 30, 2021 and 2020, respectively.		52,432	49,831
Actual Class A Units outstanding at June 30, 2021 and 2020, respectively.		497	742
	Total	52,929	50,573
(A) Our Core FFO result for the three-month period ended June 30, 2020 has been amended to reflect the movement of the adjustment for expense for current expected credit losses from an adjustment for Core FFO to an adjustment for AFFO.
See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-5.
SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 4

Notes to Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to
Net Loss Attributable to Common Stockholders

1)Rental and other property revenues and property operating expenses for the three months ended June 30, 2021 include activity for the properties acquired since June 30, 2020. Rental and other property revenues and expenses for the three-month and six-month periods ended June 30, 2020 include activity for the acquisitions made during that period only from their respective dates of acquisition.

2)Non-controlling interests in our Operating Partnership, consisted of a total of 497,291 Class A Units as of June 30, 2021. Included in this total are 419,228 Class A Units which were granted as partial consideration to the seller in conjunction with the seller's contribution to us on February 29, 2016 of the Wade Green grocery-anchored shopping center. The remaining Class A units were awarded primarily to our key executive officers. The Class A Units are apportioned a percentage of our financial results as non-controlling interests. The weighted average ownership percentage of these holders of Class A Units was calculated to be 1.05% and 1.55% for the three-month periods ended June 30, 2021 and 2020, respectively.

3)     We paid loan coordination fees to Preferred Apartment Advisors, LLC, (our "Former Manager") to reflect the administrative effort involved in arranging debt financing for acquired properties prior to the Internalization Transaction. The fees were calculated as 0.6% of the amount of any mortgage indebtedness on newly-acquired properties or refinancing and are amortized over the lives of the respective mortgage loans. This non-cash amortization expense is an addition to FFO in the calculation of Core FFO and AFFO. At June 30, 2021, aggregate unamortized loan coordination fees were approximately $10.9 million, which will be amortized over a weighted average remaining loan life of approximately 10.2 years.

4)    This adjustment reflects the add-back of (i) consideration paid to the owners of the Former Manager and NMP Advisors, LLC (our "Former Sub-Manager"), (ii) accretion of the discount on the deferred liability payable to the owners of the Former Manager and (iii) due diligence and pursuit costs incurred by the Company related to the internalization of the functions performed by the Former Manager (the "Internalization Transaction").

5)    This additive adjustment to FFO consists of non-recurring costs for signage, cleaning and supplies necessary to create and maintain work environments necessary to adhere to CDC guidelines during the current COVID-19 pandemic. Since we do not expect to incur similar costs once the COVID-19 pandemic has subsided, we add these costs back to FFO in our calculation of Core FFO.

6)    Effective January 1, 2020, we adopted ASU 2016-03, which requires us to estimate the amount of future credit losses we expect to incur over the lives of our real estate loan investments at the inception of each loan. This loss reserve may be adjusted upward or downward over the lives of our loans and therefore the aggregate net adjustment for each period could be positive (removing the non-cash effect of a net increase in aggregate loss reserves) or negative (removing the non-cash effect of a net decrease in aggregate loss reserves) in these adjustments to Core FFO in calculating AFFO.

7)    We incur loan closing costs on our existing mortgage loans, which are secured on a property-by-property basis by each of our acquired real estate assets, and also for occasional amendments to our syndicated revolving line of credit with Key Bank National Association, or our Revolving Line of Credit. These loan closing costs are also amortized over the lives of the respective loans and the Revolving Line of Credit, and this non-cash amortization expense is an addition to FFO in the calculation of AFFO. Neither we nor the Operating Partnership have any recourse liability in connection with any of the mortgage loans, nor do we have any cross-collateralization arrangements with respect to the assets securing the mortgage loans, other than security interests in 49% of the equity interests of the subsidiaries owning such assets, granted in connection with our Revolving Line of Credit, which provides for full recourse liability. At June 30, 2021, unamortized loan costs on all the Company's indebtedness were approximately $30.9 million, which will be amortized over a weighted average remaining loan life of approximately 8.5 years.

8)    We receive loan origination fees in conjunction with the origination of certain real estate loan investments. These fees are then recognized as revenue over the lives of the applicable loans as adjustments of yield using the effective interest method. The total fees received are additive adjustments in the calculation of AFFO. Correspondingly, the amortized non-cash income is a deduction in the calculation of AFFO. Over the lives of certain loans, we accrue additional interest amounts that become due to us at the time of repayment of the loan or refinancing of the property, or when the property is sold. This non-cash interest income is subtracted from Core FFO in our calculation of AFFO. The amount of additional accrued interest becomes an additive adjustment to FFO once received from the borrower.

9)    This adjustment reflects the receipt during the periods presented of additional interest income (described in note 8 above) which was earned and accrued on various real estate loans prior to those periods and previously deducted in our calculation of AFFO.

10)    This adjustment removes the non-cash amortization of costs incurred to induce tenants to lease space in our office buildings and grocery-anchored shopping centers.

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 5

11)    Occasionally we receive fees in exchange for the termination of our purchase options related to certain multifamily communities. These fees are recorded as revenue over the period beginning on the date of termination until the earlier of (i) the maturity of the real estate loan investment and (ii) the sale of the property. The receipt of the cash termination fees are an additive adjustment in our calculation of AFFO and the removal of non-cash revenue from the recognition of the termination fees are a reduction to Core FFO in our calculation of AFFO; both of these adjustments are presented in a single net number within this line. For periods in which recognized termination fee revenues exceeded the amount of cash received, a negative adjustment is shown to Core FFO in our calculation of AFFO; for periods in which cash received exceeded the amount of recognized termination fee revenues, an additive adjustment is shown to Core FFO in our calculation of AFFO.

12)    This adjustment reflects straight-line rent adjustments and the reversal of the non-cash amortization of below-market and above-market lease intangibles, which were recognized in conjunction with our acquisitions and which are amortized over the estimated average remaining lease terms from the acquisition date for multifamily communities and over the remaining lease terms for grocery-anchored shopping center assets and office buildings. At June 30, 2021, the balance of unamortized below-market lease intangibles was approximately $47.8 million, which will be recognized over a weighted average remaining lease period of approximately 8.4 years.

13)    This adjustment removes the non-cash amortization of deferred revenue recorded by us in conjunction with Company-owned lessee-funded tenant improvements in our office buildings.

14)    We deduct from Core FFO normally recurring capital expenditures that are necessary to maintain our assets’ revenue streams in the calculation of AFFO. This adjustment also deducts from Core FFO capitalized amounts for third party costs during the period to originate or renew leases in our grocery-anchored shopping centers and office buildings. This adjustment includes approximately $17,000 and $35,000 of recurring capitalized expenditures incurred at our corporate offices during the three-month and six-month periods ended June 30, 2021, respectively. No adjustment is made in the calculation of AFFO for nonrecurring capital expenditures. See Capital Expenditures, Grocery-Anchored Shopping Center Portfolio, and Office Building Portfolio sections for definitions of these terms.

15)    Since our AFFO results are positive for the periods reflected, we are presenting recalculated diluted weighted average shares of Common Stock and Class A Units for these periods for purposes of this table, which includes the dilutive effect of common stock equivalents from grants of the Class B Units, warrants included in units of Series A Preferred Stock issued, as well as annual grants of restricted Common Stock and restricted stock units. The weighted average shares of Common Stock outstanding presented on the Consolidated Statements of Operations are the same for basic and diluted for any period for which we recorded a net loss available to common stockholders.

See Definitions of Non-GAAP Measures beginning on page S-19.

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 6

Preferred Apartment Communities, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per-share par values)	June 30, 2021	December 31, 2020
Assets
Real estate
Land	$611,966	$605,282
Building and improvements	3,092,932	3,034,727
Tenant improvements	189,413	184,288
Furniture, fixtures, and equipment	319,328	306,725
Construction in progress	10,980	12,269
Gross real estate	4,224,619	4,143,291
Less: accumulated depreciation	(582,583)	(509,547)
Net real estate	3,642,036	3,633,744
Real estate loan investments, net	269,862	279,895
Total real estate and real estate loan investments, net	3,911,898	3,913,639

Cash and cash equivalents	37,105	28,657
Restricted cash	53,679	47,059
Notes receivable	2,977	1,863
Note receivable and revolving line of credit due from related party	9,011	9,011
Accrued interest receivable on real estate loans	23,183	22,528
Acquired intangible assets, net of amortization	110,656	127,138
Tenant lease inducements, net	17,352	18,206
Investment in unconsolidated joint venture	6,288	6,657
Tenant receivables and other assets	98,050	106,321

Total assets	$4,270,199	$4,281,079

Liabilities and equity
Liabilities
Mortgage notes payable, net of deferred loan costs and mark-to-market adjustment	$2,636,752	$2,594,464
Revolving line of credit	56,500	22,000
Unearned purchase option termination fees	246	723
Deferred revenue	34,130	36,010
Accounts payable and accrued expenses	47,216	41,912
Deferred liability to Former Manager	23,675	23,335
Contingent liability due to Former Manager	14,725	14,814
Accrued interest payable	7,825	7,877
Dividends and partnership distributions payable	20,811	20,137
Acquired below market lease intangibles, net of amortization	47,820	51,934
Prepaid rent, security deposits and other liabilities	30,119	29,425
Total liabilities	2,919,819	2,842,631

Commitments and contingencies
Equity
Stockholders' equity
Series A Redeemable Preferred Stock, $0.01 par value per share; 3,050 shares authorized; 2,226 shares
issued; 1,647 and 1,735 shares outstanding at June 30, 2021 and December 31, 2020, respectively	16	17
Series A1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 218 and 149
shares issued and 217 and 149 shares outstanding at June 30, 2021 and December 31, 2020, respectively	2	1
Series M Redeemable Preferred Stock, $0.01 par value per share; 500 shares authorized; 106 shares
issued; 86 and 89 shares outstanding at June 30, 2021 and December 31, 2020, respectively	1	1
Series M1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 26 and 19
shares issued; 25 and 19 shares outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Common Stock, $0.01 par value per share; 400,067 shares authorized; 51,728 and 49,994 shares issued
and outstanding at June 30, 2021 and December 31, 2020, respectively	517	500
Additional paid-in capital	1,543,665	1,631,646
Accumulated (deficit) earnings	(193,539)	(192,446)
Total stockholders' equity	1,350,662	1,439,719
Non-controlling interest	(282)	(1,271)
Total equity	1,350,380	1,438,448

Total liabilities and equity	$4,270,199	$4,281,079

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 7

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
(In thousands)	2021	2020
Operating activities:
Net loss	$(1,152)	$(195,473)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	90,559	101,302
Amortization of above and below market leases	(2,871)	(3,570)
Amortization of deferred revenues and other non-cash revenues	(2,545)	(2,482)
Amortization of purchase option termination fees	(4,440)	(4,475)
Amortization of equity compensation, lease incentives and other non-cash expenses	2,809	1,781
Deferred loan cost amortization	3,307	3,424
Non-cash accrued interest income on real estate loan investments	(5,585)	(6,156)
Receipt of accrued interest income on real estate loan investments	4,930	8,865
Gains on sale of real estate and land, net	(798)	(479)
Loss from unconsolidated joint venture	369	—
Cash received for purchase option terminations	4,463	4,800
Loss on extinguishment of debt	—	6,156
(Decrease) increase in allowance for expected credit losses	(323)	5,615
Changes in operating assets and liabilities:
Decrease (increase) in tenant receivables and other assets	3,710	(12,112)
(Increase) in tenant lease incentives	(45)	(382)
Increase in accounts payable and accrued expenses	7,476	36,431
Increase in deferred liability to Former Manager	—	22,851
Increase in contingent liability	—	15,004
Increase (decrease) in accrued interest, prepaid rents and other liabilities	2,047	(2,234)
Net cash provided by (used in) operating activities	101,911	(21,134)

Investing activities:
Investments in real estate loans	(30,825)	(24,547)
Repayments of real estate loans	41,435	53,896
Notes receivable issued	(1,257)	(686)
Notes receivable repaid	143	10,041
Notes receivable issued to and draws on line of credit by related parties	—	(9,624)
Repayments of notes receivable and lines of credit by related parties	—	4,546
Origination fees received on real estate loan investments	1,203	467
Acquisition of properties	(66,772)	(185,970)
Disposition of properties	4,798	—
Proceeds from land sales	259	738
Investment in property development	—	(50)
Capital improvements to real estate assets	(18,278)	(26,422)
Deposits paid on acquisitions	(1,558)	(105)
Net cash used in investing activities	(70,852)	(177,716)

(Continued on next page)

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 8

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows - continued
(Unaudited)

	Six months ended June 30,
(In thousands)	2021	2020

Financing activities:
Proceeds from mortgage notes payable	60,293	336,849
Repayments of mortgage notes payable	(20,572)	(134,493)
Payments for deposits and other mortgage loan costs	(2,411)	(10,541)
Payments for mortgage prepayment costs	—	(5,919)
Proceeds from lines of credit	225,000	284,000
Payments on lines of credit	(190,500)	(191,500)
Repayment of Term Loan	—	(70,000)
Proceeds from sales of preferred stock and Units, net of offering costs and redemptions	68,283	120,497
Proceeds from exercises of Warrants	—	29
Payments for redemptions of preferred stock	(83,256)	(48,202)
Proceeds from sales of common stock	14,879	—
Common Stock dividends paid	(17,736)	(24,647)
Preferred stock dividends and Class A Unit distributions paid	(67,870)	(68,538)
Payments for deferred offering costs	(2,001)	(9,701)
(Distributions to) contributions from non-controlling interests	(100)	197
Net cash (used in) provided by financing activities	(15,991)	178,031

Net increase in cash, cash equivalents and restricted cash	15,068	(20,819)
Cash, cash equivalents and restricted cash, beginning of year	75,716	137,253
Cash, cash equivalents and restricted cash, end of period	$90,784	$116,434

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 9

Real Estate Loan Investments

The following tables present details pertaining to our portfolio of fixed rate, interest-only real estate loan investments.

Project/Property	Location	Maturity date	Optional extension date	Total loan commitments	Carrying amount (1) as of		Current / deferred interest % per annum
					June 30, 2021	December 31, 2020

Multifamily communities:				(in thousands)
Berryessa	San Jose, CA	2/13/2022	2/13/2023	$137,616	$132,103	$126,237	8.5 / 3
The Anson	Nashville, TN	11/24/2021	11/24/2023	6,240	6,240	6,240	8.5 / 4.5
The Anson Capital	Nashville, TN	11/24/2021	11/24/2023	5,659	5,050	4,839	8.5 / 4.5
V & Three	Charlotte, NC	8/15/2021	8/15/2022	10,336	10,335	10,335	8.5 / 5
V & Three Capital	Charlotte, NC	8/18/2021	8/18/2022	7,338	7,338	7,162	8.5 / 5
Cameron Square	Alexandria, VA	10/11/2021	10/11/2023	21,340	21,298	20,874	8.5 / 3
Cameron Square Capital	Alexandria, VA	10/11/2021	10/11/2023	8,850	8,850	8,850	8.5 / 3
Southpoint	Fredericksburg, VA	2/28/2022	2/28/2024	7,348	7,348	7,348	8.5 / 4
Southpoint Capital	Fredericksburg, VA	2/28/2022	2/28/2024	4,962	4,828	4,626	8.5 / 4
Hidden River II	Tampa, FL	10/11/2022	10/11/2024	4,462	4,462	4,462	8.5 / 3.5
Hidden River II Capital	Tampa, FL	10/11/2022	10/11/2024	2,763	2,568	2,461	8.5 / 3.5
Vintage Horizon West	Orlando, FL	10/11/2022	10/11/2024	10,900	9,412	9,019	8.5 / 5.5
Chestnut Farms	Charlotte, NC	2/28/2025	N/A	13,372	12,179	11,671	8.5 / 5.5
Vintage Jones Franklin	Raleigh, NC	11/14/2023	5/14/2025	10,000	8,608	7,904	8.5 / 5.5
Solis Cumming Town
Center	Atlanta, GA	9/3/2024	9/3/2026	20,681	13,433	5,584	8.5 / 5.5
Hudson at Metro West	Orlando, FL	9/1/2024	3/1/2026	16,791	5,015	—	8.5 / 4.5
Oxford Club Drive	Atlanta, GA	3/30/2022	N/A	7,744	7,744	—	13
Populus at Pooler	Savannah, GA	5/27/2025	5/27/2026	15,907	—	—	8.5 / 4.25
Populus at Pooler Capital	Savannah, GA	5/27/2025	5/27/2026	1,169	—	—	8.5 / 4.25

Repaid multifamily communities:
Newbergh	Atlanta, GA	N/A	N/A	N/A	—	11,749	(2)
Newbergh Capital	Atlanta, GA	N/A	N/A	N/A	—	6,176	(2)
Vintage Destin	Destin, FL	N/A	N/A	N/A	—	9,736	(3)
Kennesaw Crossing	Atlanta, GA	N/A	N/A	N/A	—	13,025	(4)

Office property:
8West (5)	Atlanta, GA	11/29/2022	11/29/2024	19,193	12,735	11,858	8.5 / 5

				$332,671	279,546	290,156
Unamortized loan origination fees					(1,755)	(1,194)
Allowances for expected credit losses and doubtful accounts					(7,929)	(9,067)

Carrying amount					$269,862	$279,895

(1) Carrying amounts presented per loan are amounts drawn.
(2) On March 12, 2021, we received approximately $23.7 million in full satisfaction of the principal and all interest due on the loans.
(3) On June 1, 2021, we received approximately $13.8 million in full satisfaction of the principal and all interest due on the loan.
(4) On June 30, 2021, we received approximately $14.8 million in full satisfaction of the principal and all interest due on the loan.
(5) This loan was sold at par, plus accrued interest to date, to Highwoods Properties, an unrelated party, on July 29, 2021.

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 10

We hold options or rights of first offer, but not obligations, to purchase some of the properties which are partially financed by our real estate loan investments. Certain option purchase prices may be negotiated at the time of the loan closing and are to be calculated based upon market cap rates at the time of exercise of the purchase option, with discounts up to 15 basis points (if any), depending on the loan. As of June 30, 2021, potential property acquisitions and units from projects in our real estate loan investment portfolio consisted of:

		Total units upon	Purchase option window
Project/Property	Location	completion (1)	Begin	End

Multifamily communities
Purchase options at discount to market:
V & Three	Charlotte, NC	338	S + 90 days (2)	S + 150 days (2)
The Anson	Nashville, TN	301	S + 90 days (2)	S + 150 days (2)
Southpoint	Fredericksburg, VA	240	S + 90 days (2)	S + 150 days (2)
Hidden River II	Tampa, FL	204	S + 90 days (2)	S + 150 days (2)

Purchase options with no discount or rights of first offer:
Hudson at Metro West	Orlando, FL	320	S + 90 days (2)	S + 150 days (2)
Vintage Horizon West	Orlando, FL	340	(3)	(3)
Vintage Jones Franklin	Raleigh, NC	277	(3)	(3)
Club Drive	Atlanta, GA	352	(5)	(5)
Populus at Pooler	Savannah, GA	316	(6)	(6)
Cameron Square	Alexandria, VA	302	(4)	(4)
Solis Chestnut Farm	Charlotte, NC	256	(4)	(4)
Solis Cumming Town Center	Atlanta, GA	320	(4)	(4)

Office property
8West	Atlanta, GA	—	(7)	(7)

		3,566

(1) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(2) The option period window begins and ends at the number of days indicated beyond the achievement of a 93% physical occupancy rate by the underlying property.
(3) The option period window begins on the later of one year following receipt of final certificate of occupancy or 90 days beyond the achievement of a 93% physical occupancy rate by the underlying property and ends 60 days beyond the option period beginning date.

(4) We hold a right of first offer on the property.
(5) The underlying loan is a land acquisition bridge loan that is anticipated to be converted to a real estate loan investment in the future with a purchase option or right of first offer.
(6) The option period begins upon the property's achievement of 80% occupancy. If we are unable to reach an agreement on the property's market value, we have a right of first offer.
(7) The real estate loan investment supporting the 8West office building and five of our office properties were sold to Highwoods Realty Limited Partnership, an unrelated party, on July 29, 2021.

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 11

Mortgage Indebtedness

    The following table and chart summarizes the future maturities of our mortgage notes payable:

(in thousands)	Total

Maturity dates occurring in:

2021	$83,288
2022	121,001
2023	116,768
2024	290,171
2025	58,234
2026	255,709
2027	280,530
2028	339,189
2029	322,040
2030	359,458
Thereafter	454,038

Totals	$2,680,426

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 12

Multifamily Communities

As of June 30, 2021, our multifamily community portfolio consisted of the following properties:

				Three months ended June 30, 2021
Property	Location	Number of units	Average unit size (sq. ft.)	Average physical occupancy	Average rent per unit

Same-Store Communities:
Aldridge at Town Village	Atlanta, GA	300	969	98.1%	$1,451
Green Park	Atlanta, GA	310	985	96.7%	$1,530
Overton Rise	Atlanta, GA	294	1,018	95.4%	$1,603
Summit Crossing I	Atlanta, GA	345	1,034	98.1%	$1,301
Summit Crossing II	Atlanta, GA	140	1,100	98.1%	$1,401
The Reserve at Summit Crossing	Atlanta, GA	172	1,002	97.9%	$1,381
Avenues at Cypress	Houston, TX	240	1,170	96.3%	$1,488
Avenues at Northpointe	Houston, TX	280	1,167	96.8%	$1,429
Stone Creek	Houston, TX	246	852	96.9%	$1,185
Vineyards	Houston, TX	369	1,122	98.2%	$1,211
Aster at Lely Resort	Naples, FL	308	1,071	97.2%	$1,485
Sorrel	Jacksonville, FL	290	1,048	96.6%	$1,360
Lux at Sorrel	Jacksonville, FL	265	1,025	97.0%	$1,404
525 Avalon Park	Orlando, FL	487	1,394	96.9%	$1,526
Citi Lakes	Orlando, FL	346	984	96.1%	$1,457
Village at Baldwin Park	Orlando, FL	528	1,069	96.1%	$1,691
Luxe at Lakewood Ranch	Sarasota, FL	280	1,105	95.8%	$1,517
Venue at Lakewood Ranch	Sarasota, FL	237	1,001	97.5%	$1,564
Crosstown Walk	Tampa, FL	342	1,070	97.3%	$1,388
Overlook at Crosstown Walk	Tampa, FL	180	986	96.9%	$1,462
Citrus Village	Tampa, FL	296	980	96.3%	$1,397
Five Oaks at Westchase	Tampa, FL	218	983	97.4%	$1,552
Lodge at Hidden River	Tampa, FL	300	980	96.3%	$1,444
Lenox Village	Nashville, TN	273	906	96.7%	$1,319
Regent at Lenox	Nashville, TN	18	1,072	100.0%	$1,379
Retreat at Lenox	Nashville, TN	183	773	97.3%	$1,263
CityPark View	Charlotte, NC	284	948	95.5%	$1,168
CityPark View South	Charlotte, NC	200	1,005	95.8%	$1,290
Colony at Centerpointe	Richmond, VA	255	1,149	98.2%	$1,431
Founders Village	Williamsburg, VA	247	1,070	96.8%	$1,435
Retreat at Greystone	Birmingham, AL	312	1,100	97.1%	$1,419
Vestavia Reserve	Birmingham, AL	272	1,113	97.1%	$1,562
Adara Overland Park	Kansas City, KS	260	1,116	96.3%	$1,347
Claiborne Crossing	Louisville, KY	242	1,204	96.8%	$1,394
City Vista	Pittsburgh, PA	272	1,023	96.7%	$1,472

Total/Average Same-Store Communities		9,591		96.9%

Stabilized Communities:
Artisan at Viera	Melbourne, FL	259	1,070	95.9%	$1,703
The Menlo	Jacksonville, FL	332	966	95.6%	$1,517
The Blake	Orlando, FL	281	908	95.5%	$1,466
Parkside at the Beach	Panama City Beach, FL	288	1,041	98.3%	$1,444
Horizon at Wiregrass	Tampa, FL	392	973	97.8%	$1,539

Total/Average Stabilized Communities		1,552		96.8%

The Ellison	Atlanta, GA	250	1,064	—	—

Total multifamily community units		11,393

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 13

For the three-month period ended June 30, 2021, our average same-store multifamily communities' physical occupancy was 96.9%. We calculate average same-store physical occupancy for quarterly periods as the average of the number of occupied units on the 20th day of each of the trailing three months from the reporting period end date and that have been owned for at least 15 full months as of the end of the first quarter of each year. We exclude the operating results of properties for which construction of adjacent phases has commenced, properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We believe "Same Property" information is useful as it allows both management and investors to gauge our management effectiveness via comparisons of financial and operational results between interim and annual periods for those subsets of multifamily communities owned for current and prior comparative periods.

    For the three-month period ended June 30, 2021, our average stabilized physical occupancy was 96.8%. We calculate average stabilized physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date. All of our multifamily communities were stabilized for the three-month period ended June 30, 2021 except The Ellison.

    For the three-month period ended June 30, 2021, our average economic occupancy was 96.5%. We define average economic occupancy as market rent reduced by vacancy losses, expressed as a percentage. All of our multifamily properties are included in these calculations except for properties which are not yet stabilized (which we define as properties having first achieved 93% physical occupancy for three full months in a quarter), properties which are owned for less than the entire reporting period and properties which are undergoing significant capital projects, have sustained significant casualty losses or are adding additional phases. We also exclude properties which are currently being marketed for sale, of which we had none at June 30, 2021. Average economic occupancy is useful both to management and investors as a gauge of our effectiveness in realizing the full revenue generating potential of our multifamily communities given market rents and occupancy rates.

Capital Expenditures

    We regularly incur capital expenditures related to our owned multifamily communities. Capital expenditures may be nonrecurring and discretionary, as part of a strategic plan intended to increase a property’s value and corresponding revenue-generating ability, or may be normally recurring and necessary to maintain the income streams and present value of a property. Certain capital expenditures may be budgeted and reserved for upon acquiring a property as initial expenditures necessary to bring a property up to our standards or to add features or amenities that we believe make the property a compelling value to prospective residents in its individual market. These budgeted nonrecurring capital expenditures in connection with an acquisition are funded from the capital source(s) for the acquisition and are not dependent upon subsequent property operating cash flows for funding. Certain recurring safety-related operational capital expenditures have continued without interruption as they remain necessary for the continued normal operation of our properties.

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 14

For the three-month period ended June 30, 2021, our capital expenditures for multifamily communities consisted of:

	Capital Expenditures - Multifamily Communities
	Recurring		Non-recurring		Total
(in thousands, except per-unit figures)	Amount	Per Unit	Amount	Per Unit	Amount	Per Unit
Appliances	$183	$16.37	$—	$—	$183	$16.37
Carpets	489	43.86	—	—	489	43.86
Wood / vinyl flooring	66	5.94	158	14.20	224	20.14
Mini blinds and ceiling fans	30	2.74	—	—	30	2.74
Fire safety	—	—	78	6.99	78	6.99
HVAC	220	19.76	—	—	220	19.76
Computers, equipment, misc.	15	1.35	47	4.14	62	5.49
Elevators	—	—	10	0.92	10	0.92
Exterior painting and lighting	—	—	122	10.90	122	10.90
Leasing office and other common amenities	18	1.62	179	16.11	197	17.73
Major structural projects	—	—	295	26.51	295	26.51
Cabinets, countertops and unit upgrades	—	—	287	25.74	287	25.74
Landscaping and fencing	—	—	255	22.86	255	22.86
Parking lots and sidewalks	19	1.72	2	0.19	21	1.91
Signage and sanitation	—	—	6	0.57	6	0.57
Totals	$1,040	$93.36	$1,439	$129.13	$2,479	$222.49

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 15

Grocery-Anchored Shopping Center Portfolio

As of June 30, 2021, our grocery-anchored shopping center portfolio consisted of the following properties:

Property name	Location	Year built	GLA (1)		Percent leased	Grocery anchor tenant

Castleberry-Southard	Atlanta, GA	2006	80,018		100.0%	Publix
Cherokee Plaza	Atlanta, GA	1958	102,864		100.0%	Kroger
Governors Towne Square	Atlanta, GA	2004	68,658		100.0%	Publix
Lakeland Plaza	Atlanta, GA	1990	301,711		95.3%	Sprouts
Powder Springs	Atlanta, GA	1999	77,853		96.7%	Publix
Rockbridge Village	Atlanta, GA	2005	102,432		84.4%	Kroger
Roswell Wieuca Shopping Center	Atlanta, GA	2007	74,370		97.8%	The Fresh Market
Royal Lakes Marketplace	Atlanta, GA	2008	119,493		94.5%	Kroger
Sandy Plains Exchange	Atlanta, GA	1997	72,784		100.0%	Publix
Summit Point	Atlanta, GA	2004	111,970		82.2%	Publix
Thompson Bridge Commons	Atlanta, GA	2001	92,587		96.2%	Kroger
Wade Green Village	Atlanta, GA	1993	74,978		94.5%	Publix
Woodmont Village	Atlanta, GA	2002	85,639		96.3%	Kroger
Woodstock Crossing	Atlanta, GA	1994	66,122		100.0%	Kroger
East Gate Shopping Center	Augusta, GA	1995	75,716		95.0%	Publix
Fury's Ferry	Augusta, GA	1996	70,458		98.0%	Publix
Parkway Centre	Columbus, GA	1999	53,088		97.7%	Publix
Greensboro Village	Nashville, TN	2005	70,203		100.0%	Publix
Spring Hill Plaza	Nashville, TN	2005	66,693		100.0%	Publix
Parkway Town Centre	Nashville, TN	2005	65,587		100.0%	Publix
The Market at Salem Cove	Nashville, TN	2010	62,356		97.8%	Publix
The Market at Victory Village	Nashville, TN	2007	71,300		100.0%	Publix
The Overlook at Hamilton Place	Chattanooga, TN	1992	213,095		100.0%	The Fresh Market
Shoppes of Parkland	Miami-Ft. Lauderdale, FL	2000	145,720		100.0%	BJ's Wholesale Club
Crossroads Market	Naples, FL	1993	126,895		100.0%	Publix
Neapolitan Way (2)	Naples, FL	1985	137,580		91.5%	Publix
Berry Town Center	Orlando, FL	2003	99,441		84.0%	Publix
Deltona Landings	Orlando, FL	1999	59,966		98.4%	Publix
University Palms	Orlando, FL	1993	99,172		98.9%	Publix
Disston Plaza	Tampa-St. Petersburg, FL	1954	129,150		96.1%	Publix
Barclay Crossing	Tampa, FL	1998	54,958		100.0%	Publix
Polo Grounds Mall	West Palm Beach, FL	1966	130,285		97.3%	Publix
Kingwood Glen	Houston, TX	1998	103,397		97.1%	Kroger
Independence Square	Dallas, TX	1977	140,218		87.0%	Tom Thumb
Midway Market	Dallas, TX	2002	85,599		94.9%	Kroger
Oak Park Village	San Antonio, TX	1970	64,855		100.0%	H.E.B.
Irmo Station	Columbia, SC	1980	99,384		90.8%	Kroger
Rosewood Shopping Center	Columbia, SC	2002	36,887		93.5%	Publix
Anderson Central	Greenville Spartanburg, SC	1999	223,211		94.9%	Walmart
Fairview Market	Greenville Spartanburg, SC	1998	46,303		97.0%	Aldi
Brawley Commons	Charlotte, NC	1997	122,028		98.6%	Publix
West Town Market	Charlotte, NC	2004	67,883		100.0%	Harris Teeter
Heritage Station	Raleigh, NC	2004	72,946		100.0%	Harris Teeter
Maynard Crossing	Raleigh, NC	1996	122,781		93.9%	Harris Teeter
Wakefield Crossing	Raleigh, NC	2001	75,927		98.2%	Food Lion
Southgate Village	Birmingham, AL	1988	75,092		96.8%	Publix
Hollymead Town Center	Charlottesville, VA	2005	158,807		88.4%	Harris Teeter
Free State Shopping Center	Washington, DC	1970	264,152		98.0%	Giant

			4,922,612		95.8%
Redevelopment properties:
Champions Village	Houston, TX	1973	383,346		67.6%	Randalls
Sweetgrass Corner	Charleston, SC	1999	89,124		29.1%	(3)
Conway Plaza	Orlando, FL	1966	117,705		76.3%	Publix
Hanover Center (4)	Wilmington, NC	1954	305,346		81.7%	Harris Teeter
Gayton Crossing	Richmond, VA	1983	158,316	(5)	74.0%	Kroger
Fairfield Shopping Center (4)	Virginia Beach, VA	1985	231,829		83.6%	Food Lion

			1,285,666		72.7%
Grand total/weighted average			6,208,278		91.1%

SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 16

(1) Gross leasable area, or GLA, represents the total amount of property square footage that can be leased to tenants.
(2) Investment in an unconsolidated joint venture that is not prorated for our ownership percentage.
(3) Bi-Lo (the former anchor tenant) had extended their term through April 30, 2019 and had no further right or option to extend their lease.
(4) Property is owned through a consolidated joint venture.
(5) The GLA figure shown excludes the GLA of the Kroger store, which is owned by others.

    As of June 30, 2021, our grocery-anchored shopping center portfolio was 91.1% leased (95.8% excluding redevelopment properties). We define percent leased as the percentage of gross leasable area that is leased as of the period end date, including non-cancelable lease agreements that have been signed which have not yet commenced. This metric is used by management to gauge the extent to which our grocery-anchored shopping centers are delivering their total potential rental and other revenues.

    Details regarding lease expirations (assuming no exercises of tenant renewal options) within our grocery-anchored shopping center portfolio as of June 30, 2021 were:

	Totals
	Number of leases	Leased GLA		Percent of leased GLA

Month to month	15	24,197		0.4%
2021	70	219,502		3.9%
2022	186	640,619		11.3%
2023	145	642,239		11.4%
2024	138	1,197,711		21.2%
2025	126	981,446		17.4%
2026	100	522,983		9.3%
2027	31	200,704		3.6%
2028	29	358,727		6.4%
2029	25	151,566		2.7%
2030	17	129,154		2.3%
2031 +	33	579,718		10.1%

Total	915	5,648,566	5648566	100.0%

    Our grocery-anchored shopping center portfolio contained the following anchor tenants as of June 30, 2021:

Tenant	GLA	Percent of total GLA
Publix	1,179,030	19.0%
Kroger	581,593	9.4%
Harris Teeter	273,273	4.4%
Wal-Mart	183,211	3.0%
BJ's Wholesale Club	108,532	1.7%
Food Lion	76,523	1.2%
Giant	73,149	1.2%
Randall's	61,604	1.0%
H.E.B	54,844	0.9%
Tom Thumb	43,600	0.7%
The Fresh Market	43,321	0.7%
Sprouts	29,855	0.5%
Aldi	23,622	0.4%

Total	2,732,157	44.1%

    Our Quarterly Report on Form 10-Q for the period ended June 30, 2021 will present income statements of New Market Properties, LLC within the Results of Operations section of Management's Discussion and Analysis of Financial Condition and Results of Operations.
SECOND QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 17

    Second-generation capital expenditures within our grocery-anchored shopping center portfolio by property for the second quarter 2021 totaled approximately $1.2 million. Second-generation capital expenditures exclude those expenditures made in our grocery-anchored shopping center and office building portfolios (i) to lease space to "first generation" tenants (i.e. leasing capital for existing vacancies and known move-outs at the time of acquisition), (ii) to bring recently acquired properties up to our ownership standards, and (iii) for property redevelopments and repositioning.

Office Building Portfolio

    As of June 30, 2021, our office building portfolio consisted of the following properties:

Property Name	Location	GLA	Percent leased
Three Ravinia	Atlanta, GA	814,000	79%
150 Fayetteville (1)	Raleigh, NC	560,000	89%
Capitol Towers(1)	Charlotte, NC	479,000	98%
CAPTRUST Tower (1)	Raleigh, NC	300,000	97%
Morrocroft Centre (1)	Charlotte, NC	291,000	98%
Westridge at La Cantera	San Antonio, TX	258,000	100%
Armour Yards	Atlanta, GA	187,000	97%
Brookwood Center	Birmingham, AL	169,000	100%
Galleria 75 (1)	Atlanta, GA	111,000	70%

Total/Average		3,169,000	91%

(1) Properties were sold to Highwoods Properties, an unrelated third party, on July 29, 2021

As of June 30, 2021, our office building portfolio includes the following significant tenants:

	Rentable square footage	Percent of Annual Base Rent	Annual Base Rent (in thousands)
InterContinental Hotels Group	493,000	14.1%	$12,064
Albemarle (1)	162,000	6.9%	5,870
CapFinancial (1)	105,000	4.4%	3,767
USAA	129,000	3.8%	3,276
Vericast	129,000	3.5%	3,027

Total	1,018,000	32.7%	$28,004

(1) The properties leased to these tenants were sold to Highwoods Realty Limited Partnership, an unrelated third party, on July 29, 2021.

    We define Annual Base Rent as the current monthly base rent annualized under the respective leases.

    As of June 30, 2021, the leased square footage of our office building portfolio expires according to the following schedule:
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		Percent of
Year of lease expiration	Rented square	rented
	feet	square feet
2021	39,000	1.4%
2022	122,000	4.3%
2023	134,000	4.7%
2024	279,000	9.8%
2025	270,000	9.5%
2026	282,000	9.9%
2027	328,000	11.5%
2028	255,000	9.0%
2029	57,000	2.0%
2030	178,000	6.3%
2031 +	896,000	31.6%

Total	2,840,000	100.0%
    The Company recognized second-generation capital expenditures within its office building portfolio of approximately $714,000 during the second quarter 2021.

Definitions of Non-GAAP Measures

    We disclose FFO, Core FFO, AFFO and NOI, each of which meet the definition of a “non-GAAP financial measure”, as set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this filing a statement of why the Company believes that presentation of these measures provides useful information to investors. The non-GAAP measures of FFO, Core FFO, AFFO and NOI should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further FFO, Core FFO, AFFO and NOI should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Funds From Operations Attributable to Common Stockholders and Unitholders (“FFO”)

    FFO is one of the most commonly utilized Non-GAAP measures currently in practice. In its 2002 “White Paper on Funds From Operations,” which was restated in 2018, the National Association of Real Estate Investment Trusts, or NAREIT, standardized the definition of how Net income/loss should be adjusted to arrive at FFO, in the interests of uniformity and comparability. We have adopted the NAREIT definition for computing FFO as a meaningful supplemental gauge of our operating results, and as is most often presented by other REIT industry participants.

    The NAREIT definition of FFO (and the one reported by the Company) is:

Net income/loss, excluding:
◦depreciation and amortization related to real estate;
◦gains and losses from the sale of certain real estate assets;
◦gains and losses from change in control and
◦impairment writedowns of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

    Not all companies necessarily utilize the standardized NAREIT definition of FFO, so caution should be taken in comparing the Company’s reported FFO results to those of other companies. The Company’s FFO results are comparable to the FFO results of other companies that follow the NAREIT definition of FFO and report these figures on that basis. FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Core Funds From Operations Attributable to Common Stockholders and Unitholders (“Core FFO”)

    The Company makes adjustments to FFO to remove costs incurred and revenues recorded that are singular in nature and outside the normal operations of the Company and portray its primary operational results. The Company calculates Core FFO as:

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FFO, plus:
• acquisition and pursuit (dead deal) costs;
• loan cost amortization on acquisition term notes and loan coordination fees;
• losses on debt extinguishments or refinancing costs;
• Internalization costs;
• expenses incurred on calls of preferred stock;
• deemed dividends for redemptions of and non-cash dividends on preferred stock;
• expenses related to the COVID-19 global pandemic; and

Less:
• earnest money forfeitures by prospective asset purchasers.

Core FFO figures reported by us may not be comparable to Core FFO figures reported by other companies. We utilize Core FFO as a supplemental measure of the operating performance of our portfolio of real estate assets. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of Core FFO removes costs incurred and revenues recorded that are often singular in nature and outside the normal operations of the Company, we believe it improves comparability to investors in assessing our core operating results across periods. Core FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Adjusted Funds From Operations Attributable to Common Stockholders and Unitholders (“AFFO”)

    AFFO makes further adjustments to Core FFO results in order to arrive at a more refined measure of operating and financial performance. There is no industry standard definition of AFFO and practice is divergent across the industry. The Company calculates AFFO as:

Core FFO, plus:
• non-cash equity compensation to directors and executives;
• non-cash (income) expense for current expected credit losses;
• amortization of loan closing costs;
• depreciation and amortization of non-real estate assets;
• net loan origination fees received;
• deferred interest income received;
• amortization of lease inducements;
• cash received in excess of (exceeded by) amortization of purchase option termination revenues;
• non-cash dividends on Series M Preferred Stock and mShares; and
• earnest money forfeiture from prospective asset purchaser;

Less:
• non-cash loan interest income;
• cash paid for loan closing costs related to our Revolving Line of Credit;
• amortization of straight-line rent adjustments and acquired real estate intangible assets and/or liabilities;
• amortization of deferred revenues; and
• normally-recurring capital expenditures and capitalized second generation leasing costs.

    AFFO figures reported by us may not be comparable to those AFFO figures reported by other companies. We utilize AFFO as another measure of the operating performance of our portfolio of real estate assets. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of AFFO removes other significant non-cash charges and revenues and other costs which are not representative of our ongoing business operations, we believe it improves comparability to investors in assessing our core operating results across periods. AFFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

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Same-Store Net Operating Income (“NOI”)

    We use same-store net operating income as an operational metric for our same-store multifamily communities, enabling comparisons of those properties’ operating results between the current reporting period and the prior year comparative period. We define our population of same-store multifamily communities as those that are stabilized and that have been owned for at least 15 full months as of the end of the first quarter of each year, and exclude the operating results of properties for which construction of adjacent phases has commenced, and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We define net operating income as rental and other property revenues, less total property and maintenance expenses, property management fees, real estate taxes, general and administrative expenses, and property insurance. We believe that net operating income is an important supplemental measure of operating performance for REITs because it provides measures of core operations, rather than factoring in depreciation and amortization, financing costs, acquisition costs, and other corporate expenses. Net operating income is a widely utilized measure of comparative operating performance in the REIT industry, but is not a substitute for the most comparable GAAP-compliant measure, net income/loss.

About Preferred Apartment Communities, Inc.

    Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans for multifamily communities. As of June 30, 2021, the Company owned or was invested in 117 properties in 13 states, predominantly in the Southeast region of the United States.

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